Exhibit 99.1

FOR FURTHER INFORMATION:

FOR INVESTORS:	FOR MEDIA:
Michael D. Cahill	Trois Hart
Chief Financial Officer	Vice President, Marketing
260-427-7013	260-427-7053
mike.cahill@towerbank.net	trois.hart@towerbank.net

TOWER FINANCIAL CORPORATION REPORTS THIRD QUARTER 2006 EARNINGS

FORT WAYNE, INDIANA - OCTOBER 13, 2006 -- Tower Financial Corporation (NASDAQ: TOFC) today announced third quarter 2006 net income of $973,000, an increase of 4.3 percent from the $932,700 reported for the third quarter of 2005. Diluted earnings per share were $0.24, up 4.3 percent from third quarter 2005 earnings of $0.23 per share. Performance reflects continued strong balance sheet and non-interest income growth, partially offset by margin compression and expenditures related to expansion.

For the first nine months of 2006, net income was $2.9 million compared with $2.5 million for the prior-year nine months, an increase of 15.1 percent. Diluted earnings increased 14.8 percent over the 2005 period, from $0.61 to $0.70 per share.

Third quarter and year-to-date highlights include:

•
Loan growth remains strong, up $27.0 million or 5.3 percent from the previous quarter and $82.7 million or 18.4 percent year-to-date; growth has been consistent in all categories throughout the year, with commercial loans (C&I and CRE combined) contributing approximately 52 percent of loan growth and residential real estate approximately 38 percent. Tower continues to neutralize the sensitivity of its loan portfolio by retaining a higher level of fixed-rate mortgages on its balance sheet.

•
Total revenue growth continues to be exceptionally strong, up 17.8 percent for the 2006 nine-month period compared with the prior year. Year-to-date, earning assets increased 18.5 percent. The impact of the five basis point decline in nine-month margin year-over-year to 3.62 percent was more than offset by the $690,000 or 22.6 percent, improvement in fee income.

•
Based on the availability of a key hire -- William H. Olds, Jr. -- the Company recently announced the filing of an application to form Tower Bank of Central Indiana, a de novo community bank serving Indianapolis and the Central Indiana marketplace. The bank is expected to open in early 2007, and will be modeled on the Company’s flagship Fort Wayne community bank. With a local management team in place under the leadership of Bill Olds, as well as directors and investors from the Greater Indianapolis area, the new community bank will have the flexibility to develop strategies specifically tailored to Indianapolis and the Central Indiana market.

•
During the second quarter, the Company invested $150,000 to form two investment subsidiaries that went into effect on July 1, 2006; the impact of this one-time investment is an ongoing reduction of approximately five percent in Tower’s effective tax rate.

Donald F. Schenkel, chairman, president and CEO, commented, “We continue to make exceptional progress by expanding our business through geographic and product diversification. Our expansion strategy is based on the success of our Fort Wayne community banking model, which was founded to meet the banking needs of its local marketplace. Whenever we find exceptional local banking talent, we move decisively to structure a banking facility that will allow us to execute the Tower model in a new market. This approach has worked for us in Angola, and we now have key bankers, with strong leadership abilities, in place in Warsaw and Indianapolis. We have a disciplined growth plan in place, and anticipate that our revenue-generating initiatives will thrive as Tower becomes better known in each of its new markets.”

Total revenue, consisting of net interest income and non-interest income, was $6.4 million for the third quarter of 2006, an increase of 15.0 percent over the $5.6 million reported for the prior-year quarter. Net interest income grew 16.4 percent to $5.2 million, reflecting a 16.7 percent increase in average earning assets, partially offset by a 10 basis point decline in the net interest margin to 3.54 percent.

For the first nine-months of 2006, total revenue rose 17.8 percent compared with the prior year. Net interest income increased 16.7 percent as average earning assets rose 18.5 percent. The impact of a five basis point decline in the nine-month interest margin to 3.62 percent was more than offset by the $690,000, or 22.6 percent, improvement in fee income. Mr. Schenkel added, “Funding costs continue to be a challenge; in this highly competitive environment, our deposit mix continues to price upward while loan yields have been relatively flat. Our increasingly diversified revenue stream has allowed us to manage revenue growth despite the challenging interest rate environment.”

Non-interest income for the third quarter of 2006 was $1.3 million, up 11.3 percent from the $1.2 million reported in the third quarter of 2005, and 14.9 percent above the preceding quarter. Trust and brokerage fees, which contribute over 50 percent of total fee income, resumed their strong growth trend after a lower-than-anticipated second quarter reflecting the lackluster performance of the stock market. Trust and brokerage fees for the current quarter were $717,700, up $176,600 or 32.6 percent from the year-ago quarter, and $114,100 or 18.9 percent greater than the previous quarter. Tower Private Advisors continues to build its wealth management franchise and currently manages $526.7 million in combined trust and brokerage assets compared with $456.1 million in combined assets a year ago, an increase of 15.5 percent.

Growth in non-interest expense continues to reflect Tower’s expansion initiatives over the past year as the Company pursues new markets beyond its Fort Wayne hub. In addition to a sixth full-service financial center in Fort Wayne in the second quarter of 2006, Tower has expanded into Indianapolis and Warsaw with loan production offices, converted its Angola LPO into a full-service financial center, and recently announced its plan to organize a de novo community bank in Indianapolis. Mr. Schenkel commented, “The new offices in Warsaw and Angola allow us to serve our Northeast Indiana constituency more efficiently. However, our business model calls for each distinct geographic region to be managed locally, which led us to organize Tower Bank of Central Indiana with its own board of local business leaders and its own management team. Thus far, we have invested approximately $100,000, which we believe is modest relative to the upside we envision. The bank should open early in 2007, with a strategy to serve the needs of the Greater Indianapolis marketplace.”

Non-interest expense for the third quarter of 2006 was $4.4 million, a 23.4 percent increase over the $3.6 million reported for the prior-year period. Salary and benefits expense, up 24.7 percent, accounted for approximately 61 percent of the total increase; this related to the addition of 33.5 employees (full-time equivalent) year-over-year, up 22.8 percent to 180.5, who were hired to support operations as well as staff the new offices. Operating expenses have remained in line with asset growth throughout 2006 despite the elevated level of investment in people and infrastructure; as a percent of average assets, operating expenses (annualized) have declined from a high of 2.95 percent in the first quarter of 2006 to 2.84 percent for the current quarter. The efficiency ratio for the third quarter of 2006 was 68.59 percent compared with 63.89 percent for the prior-year third quarter, and down from the 71.64 percent reported for the previous quarter.

Asset quality has remained sound with a declining level of net charge-offs in YTD 2006 compared with the prior-year nine-month period. Net charge-offs were $238,000 this quarter, or 0.18 percent of average loans on an annualized basis; year-to-date, annualized net charge-offs were 0.21 percent compared with 0.48 percent in 2005. Non-performing assets have been trending upward during the course of the past year until this recent quarter. At September 30, 2006, non-performing assets plus delinquencies were $4.5 million, or 0.70 percent of total assets, compared with $4.9 million or 0.80 percent for the previous quarter and $3.1 million or 0.57 percent for the year-ago period. Tower's allowance for loan losses was 1.23 percent of total loans at September 30, 2006.

Asset growth remains strong, reaching $643.7 million at September 30, 2006, a $101.1 million or 18.6 percent increase over the $542.6 million reported twelve months ago. Loans outstanding grew $89.7 million, or 20.2 percent, reaching $533.1 million at period-end. Commercial loan (CRE plus C&I) growth continues at a solid pace. Since year-end 2005, commercial loans increased $43.8 million or 12.4 percent (16.5 percent annualized) to $398.3 million, and now account for 74.7 percent of Tower's loan portfolio. Tower has been retaining fixed-rate mortgages in its portfolio to neutralize the interest-rate sensitivity of its balance sheet; year-to-date, residential mortgages grew $31.6 million or 62.9 percent, to $81.9 million, or 15.4 percent of Tower's loan portfolio, compared with $50.3 million, or 11.2 percent at year-end 2005.

Deposits reached $554.3 million at September 30, 2006, up 18.6 percent compared with the year-ago period. Time deposits, including retail, local jumbo and out-of-market CDs, account for 59.1 percent of total deposits, all of which are comparable in cost and for which the competition is increasingly fierce. Since year-end, non-interest bearing demand deposits increased $10.5 million to $77.2 million, up 15.7 percent (20.9 percent annualized).

Shareholders' equity was $49.9 million at September 30, 2006, an increase of 7.2 percent from the $46.5 million reported twelve months ago. Tower continues to meet the requirements for "well-capitalized" banks; the total risk-based capital ratio was 12.35 percent. Period-end common shares outstanding were 4,025,560.

Mr. Schenkel concluded, “We are excited to extend our reach to new markets within Indiana, where our combination of quality products and service, combined with local delivery and decision-making, distinguish Tower from other area banks. We look forward to leveraging our current investments into an even stronger income stream in future years.”

ABOUT THE COMPANY
Headquartered in Fort Wayne, Indiana, Tower Financial Corporation is a financial services holding company for two subsidiaries: Tower Bank & Trust Company, a growing community bank headquartered in Fort Wayne that opened in February 1999; and Tower Trust Company, a state-chartered wealth services firm doing business as Tower Private Advisors. Tower Bank provides a wide variety of financial services to businesses and consumers located in Indiana through its six full-service financial centers in Fort Wayne and a seventh in Angola, and business development offices in Indianapolis and Warsaw, Indiana. The Company has also applied for a charter to open a de novo bank to serve the Greater Indianapolis market. Tower Financial Corporation's common stock is listed on the Nasdaq Global Market under the symbol "TOFC." For further information, please visit Tower's web site at www.TOFC.net.

FORWARD-LOOKING STATEMENTS
This news release contains some predictive statements about future events, including statements related to conditions in the financial services industry, the economy, and about Tower Financial Corporation and its banking and trust company subsidiaries. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

Factors that could cause such predictive statements to turn out other than as anticipated or predicted include, among others: changes in general economic conditions affecting the demand for or the cost of credit; changes in interest rates and in interest rate relationships; the degree of competition by both traditional and non-traditional competitors; changes in banking regulation; changes in the tax laws; the impact of technological advances; changes in the national or local economies, including those that affect borrowers’ ability to repay loans; and other factors, including various “risk factors” as set forth in our most recent Annual Report on Form 10-K and in other reports which we from time to time file with the Securities and Exchange Commission. These reports are available publicly on the SEC website, www.sec.gov, and on Tower Financial Corporation’s website, www.TOFC.net.

Forward-looking or predictive statements we make are based on our knowledge of our businesses and the environment in which they operate as of the date on which the statements are made. Due to these risks and uncertainties, as well as other matters beyond our control which can affect forward-looking statements, you are cautioned not to place undue reliance on these predictive statements, which speak only as of the date of this presentation. We undertake no duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

# # # #

Tower Financial Corporation
Consolidated Balance Sheets
At September 30, 2006, December 31, 2005, and September 30, 2005
	(unaudited)		(unaudited)
	Sept 30 2006	December 31 2005	Sept 30 2005
ASSETS
Cash and due from banks	$17,722,973	$14,326,710	$16,236,559
Short-term investments and interest-earning deposits	5,251,446	16,393,439	26,712,330
Federal funds sold	5,903,441	7,188,188	3,816,104
Total cash and cash equivalents	28,877,860	37,908,337	46,764,993

Securities available for sale, at fair value	59,668,043	50,642,276	35,721,634
FHLBI and FRB stock	3,233,800	3,421,300	3,421,300

Loans	533,057,067	450,390,935	443,365,485
Allowance for loan losses	(6,580,761)	(5,645,301)	(5,829,697)
Net loans	526,476,306	444,745,634	437,535,788

Premises and equipment, net	5,856,732	4,638,436	3,892,134
Accrued interest receivable	3,341,940	2,802,189	2,162,878
Bank Owned Life Insurance	10,752,278	10,462,402
Other assets	5,517,567	3,200,086	13,133,518

Total assets	$643,724,526	$557,820,660	$542,632,245

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
Noninterest-bearing	$77,229,926	$66,742,748	$83,254,826
Interest-bearing	477,105,510	394,208,113	384,283,278
Total deposits	554,335,436	460,950,861	467,538,104

Short-term borrowings	-	-	-
Federal Home Loan Bank advances	23,700,000	34,700,000	22,200,000
Junior subordinated debt	11,856,000	11,856,000	3,608,000
Accrued interest payable	1,533,680	954,075	777,337
Other liabilities	2,404,201	2,091,670	1,972,050
Total liabilities	593,829,317	510,552,606	496,095,491

STOCKHOLDERS' EQUITY
Preferred stock, no par value, 4,000,000 shares authorized; no shares issued and outstanding
Common stock and paid-in-capital, no par value, 6,000,000 shares authorized; issued and outstanding - 4,025,560 shares at September 30, 2006 and , 4,007,936 shares at December 31, 2005 and September 30, 2005	38,308,319	38,006,929	38,006,930
Retained earnings	11,839,994	9,478,812	8,541,238
Accumulated other comprehensive income (loss) , net of tax of $(152,822) at September 30, 2006, $(122,449) at December 31, 2005, and $(6,420) at September 30, 2005	(253,104)	(217,687)	(11,414)
Total stockholders' equity	49,895,209	47,268,054	46,536,754

Total liabilities and stockholders' equity	$643,724,526	$557,820,660	$542,632,245

Tower Financial Corporation
Consolidated Statements of Operations
For the three and nine months ended September 30, 2006 and 2005
(unaudited)
	For the Three Months Ended		For the Nine Months Ended
	Sept 30		Sept 30
	2006	2005	2006	2005
Interest income:
Loans, including fees	$10,040,721	$7,084,500	$27,264,488	$19,217,557
Securities - taxable	565,520	225,580	1,580,679	704,128
Securities - tax exempt	181,699	131,878	498,954	401,239
Other interest income	117,457	150,666	425,374	354,453
Total interest income	10,905,397	7,592,624	29,769,495	20,677,377
Interest expense:
Deposits	5,142,295	2,836,590	13,125,563	6,994,033
Short-term borrowings	-	-		289
FHLB advances	372,355	221,888	1,093,602	649,993
Trust preferred securities	209,230	81,180	627,692	243,540
Total interest expense	5,723,880	3,139,658	14,846,857	7,887,855

Net interest income	5,181,517	4,452,966	14,922,638	12,789,522
Provision for loan losses	645,000	600,000	1,695,000	1,717,000

Net interest income after provision for loan losses	4,536,517	3,852,966	13,227,638	11,072,522

Noninterest income:
Trust and brokerage fees	717,772	541,191	2,112,270	1,579,775
Service charges	174,943	232,195	494,806	549,632
Loan broker fees	25,955	64,723	60,983	175,518
Other fees	340,015	309,108	1,077,690	750,059
Total noninterest income	1,258,685	1,147,217	3,745,749	3,054,984

Noninterest expense:
Salaries and benefits	2,685,003	2,154,043	7,752,658	6,142,586
Occupancy and equipment	555,323	447,331	1,547,168	1,344,588
Marketing	146,472	115,340	443,108	425,083
Data processing	177,223	111,974	500,834	335,894
Loan and professional costs	197,917	271,081	747,701	665,229
Office supplies and postage	104,643	75,638	333,739	216,681
Courier service	91,687	83,308	271,332	246,004
Business Development	146,947	108,733	390,402	305,474
Other expense	312,001	210,805	873,635	602,561
Total noninterest expense	4,417,216	3,578,253	12,860,577	10,284,100

Income before income taxes	1,377,986	1,421,930	4,112,810	3,843,406
Income taxes expense	405,020	489,270	1,232,710	1,342,320

Net income	$972,966	$932,660	$2,880,100	$2,501,086

Basic earnings per common share	$0.24	$0.23	$0.72	$0.62
Diluted earnings per common share	$0.24	$0.23	$0.70	$0.61
Average common shares outstanding	4,022,071	4,007,697	4,015,826	4,005,575
Average common shares and dilutive potential common shares outstanding	4,123,773	4,093,426	4,134,131	4,078,027

Tower Financial Corporation
Consolidated Financial Highlights
Third Quarter 2006
(unaudited)

	Quarterly						Year-To-Date
($ in thousands except for share data)	3rd Qtr 2006	2nd Qtr 2006	1st Qtr 2006	4th Qtr 2005	3rd Qtr 2005	2nd Qtr 2005	2006	2005

EARNINGS
Net interest income	$5,182	4,966	4,773	4,774	4,453	4,304	14,923	12,790
Provision for loan loss	$645	475	575	675	600	536	1,695	1,717
NonInterest income	$1,259	1,096	1,391	1,129	1,147	1,001	3,746	3,055
NonInterest expense	$4,417	4,343	4,100	3,797	3,578	3,460	12,861	10,284
Net income	$973	912	993	938	933	842	2,880	2,502
Basic earnings per share	$0.24	0.23	0.25	0.23	0.23	0.21	0.72	0.62
Diluted earnings per share	$0.24	0.22	0.24	0.23	0.23	0.21	0.70	0.61
Average shares outstanding	4,022,071	4,017,254	4,008,000	4,007,936	4,007,697	4,005,824	4,015,826	4,005,575
Average diluted shares outstanding	4,123,773	4,128,151	4,105,496	4,037,920	4,093,426	4,073,011	4,134,131	4,078,027

PERFORMANCE RATIOS
Return on average assets *	0.62%	0.61%	0.72%	0.70%	0.71%	0.69%	0.65%	0.68%
Return on average common equity *	7.92%	7.58%	8.42%	7.92%	8.02%	7.48%	7.98%	7.38%
Net interest margin (fully-tax equivalent) *	3.54%	3.60%	3.74%	3.79%	3.64%	3.75%	3.62%	3.67%
Efficiency ratio	68.58%	71.64%	66.52%	64.32%	63.89%	65.22%	68.89%	64.90%
Full-time equivalent employees	180.50	167.50	155.50	150.50	147.00	138.50	180.50	147.00

CAPITAL
Equity to assets	7.75%	7.92%	8.37%	8.47%	8.58%	9.01%	7.75%	8.58%
Regulatory leverage ratio	9.92%	10.24%	10.76%	11.08%	9.67%	10.12%	9.92%	9.67%
Tier 1 capital ratio	11.23%	11.52%	11.88%	12.16%	10.44%	10.69%	11.23%	10.44%
Total risk-based capital ratio	12.35%	12.62%	13.00%	13.24%	11.62%	11.90%	12.35%	11.62%
Book value per share	$12.39	12.02	11.96	11.79	11.61	11.41	12.39	11.61
Cash dividend per share	$0.04	0.04	0.04	n/a	n/a	n/a	0.12	n/a

ASSET QUALITY
Net charge-offs	$238	364	158	860	697	334	760	1,495
Net charge-offs to average loans *	0.18%	0.30%	0.14%	0.77%	0.63%	0.32%	0.21%	0.48%
Allowance for loan losses	$6,581	6,174	6,062	5,645	5,830	5,927	6,581	5,830
Allowance for loan losses to total loans	1.23%	1.22%	1.28%	1.25%	1.31%	1.38%	1.23%	1.31%
Nonperforming loans	$4,034	3,118	1,833	1,688	1,961	2,175	4,034	1,961
Other real estate owned (OREO)	$465	430	509	244	-	400	465	0
Nonperforming assets (NPA)	$4,499	3,548	2,342	1,932	1,961	2,575	4,499	1,961
90+ Day delinquencies	$23	1,304	1,380	864	1,136	765	23	1,136
NPAs plus 90 Days delinquent	$4,522	4,852	3,722	2,796	3,097	3,340	4,522	3,097
NPAs to Total assets	0.70%	0.58%	0.41%	0.35%	0.36%	0.51%	0.70%	0.36%
NPAs+90 to Total assets	0.70%	0.80%	0.65%	0.50%	0.57%	0.66%	0.70%	0.57%
NPAs to Loans + OREO	0.84%	0.70%	0.49%	0.43%	0.44%	0.60%	0.84%	0.44%

END OF PERIOD BALANCES
Total assets	$643,725	609,781	572,632	557,821	542,632	507,519	643,725	542,632
Total earning assets	$607,114	574,053	539,187	528,036	513,036	479,241	607,114	513,036
Total loans	$533,057	506,077	473,998	450,391	443,365	429,331	533,057	443,365
Total deposits	$554,335	510,235	472,178	460,951	467,538	429,678	554,335	467,538
Stockholders' equity	$49,895	48,319	47,951	47,268	46,537	45,712	49,895	46,537

AVERAGE BALANCES
Total assets	$621,597	596,293	556,479	534,172	518,540	487,429	591,456	494,570
Total earning assets	$591,632	563,858	526,423	507,361	492,937	468,357	560,638	473,139
Total loans	$520,260	491,533	458,642	441,719	437,426	418,564	490,145	420,261
Total deposits	$528,961	501,012	459,803	455,988	440,969	410,019	496,592	414,446
Stockholders' equity	$48,731	48,232	47,846	46,997	46,182	45,131	48,270	45,302

* annualized for quarterly data